EXHIBIT 5.1

LEGAL OPINION AND CONSENT OF COUNSEL

THE O'NEAL LAW FIRM, P.C.
17100 East Shea Boulevard
Suite 400-D
Fountain Hills, Arizona 85268
480-812-5058
480-816-9241 (fax)

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
EconoShare, Inc.

RE: Registration Statement on Form SB-2

Gentlemen:

As counsel to EconoShare, Inc., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 741,000 0 shares of the Company's $0.0001 par value common stock and 2,964,000 shares of the Company's $0.0001 par value common stock underlying four (4) series of stock purchase warrants on behalf of the Company's existing shareholders.

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement , when issued, shall be validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We are admitted to practice law in the State of Arizona and we are not licensed to practice law in the State of Nevada.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters".

Sincerely,



/s/ THE O'NEAL LAW FIRM, P.C.
-----------------------------
Fountain Hills, Arizona


DATED:   September  20, 2006.